FOR:   International Speedway Corporation

                            APPROVED BY:   Wes Harris
                                           Director of Investor Relations
                                           (904) 947-6465

                                CONTACT:   Betsy Brod/Keith Curtis
                                  Media:   Michael McMullan/Jennifer Kirksey
                                           Morgen-Walke Associates, Inc.
FOR IMMEDIATE RELEASE                      (212) 850-5600

        COURT SETS PRICE FOR NORTH CAROLINA SPEEDWAY DISSENTERS;
    INTERNATIONAL SPEEDWAY CORPORATION TO ACCEPT TERMS OF DECISION

     MECKLENBURG COUNTY, N.C. - April 25, 2000 - International Speedway Corporation ("ISC") (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) announced today that the jurors in the North Carolina Motor Speedway ("NCMS") case returned a verdict slightly higher than the original price paid by Penske Motorsports Inc. ("PMI") in December of 1997 when PMI acquired NCMS.

     Jurors found that dissenting shareholders were entitled to $23.47 per share, an amount $3.86 to $6.70 higher than the original consideration. ISC's wholly-owned subsidiary, 88 Corp., which merged with PMI in 1999, is financially responsible for the payment.

     "We had a judicial determination that the price paid to stockholders in 1997 was fair and we continue to believe that," said ISC Vice President and General Counsel, W. Garrett Crotty. "Although this price is slightly higher, we feel this de minimus adjustment to the consideration is an acceptable outcome and not worth the cost, time, and resources of initiating an appeal."

     Shareholders who held approximately 30 percent of the NCMS shares outstanding prior to the acquisition will receive the difference between the amount originally paid -- $19.61 per share or $16.77 per share -- and the amount determined by the court. Consideration will be made as instructed by the court.

     ISC intends to account for the payment as a charge to earnings of approximately $5 million or $0.09 per share in the current fiscal quarter.

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COURT SETS PRICE FOR NORTH CAROLINA SPEEDWAY DISSENTERS              Page -2-

    International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 11 major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan Speedway located outside Detroit, Michigan; California Speedway near Los Angeles, California; Homestead-Miami Speedway in Florida; Phoenix International Raceway in Arizona; Richmond International Raceway in Virginia; Darlington Raceway in South Carolina; North Carolina Speedway in Rockingham, North Carolina; Watkins Glen International in New York, and Nazareth Speedway in Pennsylvania. In addition, the Company is developing a superspeedway in Kansas City, Kansas. Other track interests include the operation of Tucson (Arizona) Raceway Park and an indirect 37.5% interest in Raceway Associates, LLC, which owns the Route 66 Raceway and is developing a superspeedway in the Chicago area. The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; Americrown Service Corporation, a provider of catering services, food and beverage concessions, and merchandise sales, and Motorsports International, a producer and marketer of motorsports-related merchandise. For more information, visit the Company's Web site at www.iscmotorsports.com.

     Statements made in this release that state the Company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including but not limited to the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC.
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